Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Regulation A Offering Statement on Form 1-A of Winc, Inc. and Subsidiary of our report dated April 29, 2020 on our audits of the consolidated financial statements of Winc, Inc. for the years ended December 31, 2019, 2018 and 2017 appearing in this Regulation A Offering Statement.

/s/ Squar Milner LLP

Los Angeles, California

July 10, 2020